Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 20, 2015) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Maryjo Cohen to a new three-year term as a director at the May 19, 2015 annual stockholders meeting. The stockholders also ratified the appointment of BDO USA, LLP as the Company's registered public accounting firm for the year ending December 31, 2015. In addition during the meeting, the 2015 new housewares/small appliance product introductions were shown to the stockholders.

The new products included the Orville Redenbacher’s* Theater Fountain® corn popper by Presto, a home theater popper that uses hot air to pop corn. An ideal addition to the home theater or bar, the popper pops standard and premium popcorn both quickly and completely, producing a 5-quart batch in as little as 3-1/2 minutes with virtually no unpopped kernels. The generous sized cabinet holds two batches. Because the product uses hot air rather than oil, the cabinet is easy to clean. There is none of the oily residue, which makes the traditional cabinet popper a cleaning challenge. Hulls and unpopped kernels (if there are any) drop through a built-in sifter into a removable tray for convenient disposal. The product comes with four serving baskets and a measuring cup. A Belgian waffle bowl maker was also shown. The waffle maker produces an edible bowl from commercial waffle mixes and home-made batters. These tasty bowls make any meal a treat. Fill a traditional waffle bowl with scrambled eggs and bacon for a hearty breakfast, a cornmeal waffle bowl with taco fixings for a savory lunch, or a whole grain waffle bowl with grilled chicken, lettuce and Dijon-style mustard for a delicious dinner. Interested in a snack or dessert? There’s nothing like a sweet crispy waffle bowl with fruit and yogurt for a healthy snack or a chocolate waffle bowl with ice cream and toppings for a scrumptious dessert. Fold the bowl in half and the waffle becomes a mobile meal or treat. A new three-in-one timer, which enables the consumer to time three different events at once, was demonstrated. Several exclusive products were also shown. They consisted of a new sleekly styled 16” skillet and 22” griddle, as well as a black trimmed digital dehydrator and jerky gun.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

* Orville Redenbacher's® is a registered trademark of ConAgra Foods RDM, Inc., used under license.